FINAL TRANSCRIPT

EXHIBIT 99.2

Conference Call Transcript

CSAR - Caraustar Fourth Quarter and Full-Year 2005 Financial Results - Live Webcast

Event Date/Time: Feb. 10. 2006 / 3:00PM ET

FINAL TRANSCRIPT

EXHIBIT 99.2

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESIS.

CORPORATE PARTICIPANTS

Bill Nix

Caraustar – Vice President, Treasurer, and Controller

Mike Keough

Caraustar – President and CEO

Ron Domanico

Caraustar – Senior Vice President and CFO

CONFERENCE CALL PARTICIPANTS

Bruce Kline

CSFB – Analyst

Joe Stivaletti

Goldman Sachs – Analyst

Brandon Hall

Deutsche Banc – Analyst

Rich Schneider

UBS – Analyst

Chris Chun

Deutsche Banc – Analyst

Bill Hoffman

UBS – Analyst

David Frey

Stanfield Capital – Analyst

Larry Clark

PCW – Analyst

PRESENTATION

Operator

Good day. All sites are now online in listen-only mode. At this time it’s my pleasure to hand off the conference to your moderator, Bill Nix, Vice President, Treasurer, and Controller. Go ahead, please, sir.

Bill Nix - Caraustar - Vice President, Treasurer, and Controller

Thank you, Colin, and good afternoon. Welcome to the Caraustar fourth quarter and full year 2005 conference call. On the call today are Mike Keough, President and CEO, and Ron Domanico, Senior Vice President and CFO.

Before we begin the call, I’d like to provide you with our forward-looking disclaimer statement. The Company’s presentation today contains certain forward-looking statements, including statements regarding the expected effects of certain events upon the Company’s future operating results. These statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements.

For a discussion of factors that could cause actual results to vary from those expressed or implied in the forward-looking statements, you should refer to the text of the Company’s press release, issued today regarding these matters and to the Company’s filings with the Securities and Exchange Commission. Management has about 20 to 25 minutes of prepared comments and after that, we will open it up for questions.

FINAL TRANSCRIPT

EXHIBIT 99.2

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESIS.

At this time, I’ll turn the call over to Mike Keough.

Mike Keough - Caraustar - President and CEO

Thank you, Bill, and thank you all for participating in today’s call. We see our performance as marginally black this quarter and you can see our methodology in the top of the unaudited supplemental data. With input costs like energy and transportation still high, we feel good about this quarter.

It is hard to look at the quarter without highlighting our strategic transformation and major strategic initiatives that have taken place and are still in motion.

During the quarter, we announced our intention to exit the coated recycle boxboard business. This is a challenged segment for us in the industry as a whole and exiting the CRB business will allow us to concentrate our efforts in areas that will bring better returns to our shareholders. We are in the process to monetize these assets as we speak. We also announced plans to exit the specialty contract packaging business which is a small business that would be better served in another company. We exited the corrugated packaging business which was a one-off operation in Maryland and we sold the Green Bay packaging towards the end of the year.

In another move, we purchased the Gold Dawn folding carton plant in Charlotte from Sonoco. This was an opportunistic tactical acquisition that will bring solid value to our fold and cartons system which performed very well in 2005.

Subsequent to year-end, we divested our 50% interest in Standard Gypsum. Consequently our financial statements have changed significantly and Ron will take you through the major differences. Before he does, I will review the performance of our continuing operation.

Overall (indiscernible) and continuing operations was okay with Q4 versus Q4 up 1.3%. Not given to confuse you but the number was up 2.3% if we kept in the discontinuing (inaudible). Overall, in this quarter reasonably good demand especially when you look back to Q4 2004, which was the best volume fourth quarter since 2000. Our mill system ran at an operating rate of 92.7% and we see the industry lower at a rate of 91.8% for the fourth quarter.

When you take a look at our segment, our recycles in the quarter, Q4 versus Q4, I’ll talk about the four segments. Our recycle folding business was up 3.1% so we view that as a very good quarter from a demand standpoint. These are tons going into recycle folding coming from our continued mill system, if you will.

[Tube, can and drum] had a very soft quarter. It was down 5.5%. The industry was also down but not nearly that number. Prior to (indiscernible) inventory pull down inside our own tube and core segments — ICPG. There’s been sizable waste improvement inside our tube and core business so they need fewer tons. But there was also softer textile shipments during the quarter. I would like to point out that we have a host of new products that we’ve brought online in the last 12 to 18 months — one inside of ICPG is known as Column Form.

These are construction tubes that we feel very good about that segment column forms. These are constructed tubes that we feel very good about that segment and they grew right at 60% in 2005. You’ve heard the story on the gypsum facing side. Another very good quarter. It was up 11.2% versus an industry of 5.4. Again when you take a look at the specialty capability we had a (indiscernible) water coupled with the high-performance lightweight capability of PBL. The facing business has been very good to us and will continue to be so.

Our other specialty business had somewhat of a soft quarter down 1.4%. The industry appears to be at 1.8. But, overall, they had a solid year.

From a price standpoint, if you take a look at the unaudited supplemental data at the bottom of the page of the press release, it shows Q4 versus Q4 selling price, cost data which I would like to discuss in more detail. The data shows prices down $1.00 a ton, energy costs $18 a ton and these numbers were offset by lower fiber costs of $12.60 a ton. The net effect was margin [squeezed] of $6.70 a ton. The good news is that our price has been moving up the last two quarters in fiber costs that peaked in the third quarter of the year, clearly fell in Q4.

Published market rate for OCC, the lowest they’ve been since early 2003. Our energy — our high energy costs also had some upside. And Ron will cover that story in his remarks.

FINAL TRANSCRIPT

EXHIBIT 99.2

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESIS.

A quick comment about SG&A. Largely due to a onetime accounting adjustment in a foreign subsidiary, our Q4 versus Q4 costs were up $1.3 million. During our third quarter call, we briefly announced a $20 million profit improvement initiative that would include setting unprofitable assets in overall cost improvement. A general SG&A reduction tied to the exit of [PRB] contract packaging and the sale of Hunt Valley corrugated should be expected. This activity will obviously take more time.

At this time I will turn the call over to Ron and I will be back for closing comments.

Ron Domanico - Caraustar - Senior Vice President and CFO

Thanks, Mike, and good day, everybody.

In the fourth quarter 2005, Caraustar reported net loss of $104 million. This included a net loss of 68.4 million from discontinued operations and $40.3 million in pretax, restructuring, and impairment cost, associated with our actions to exit specific businesses. These charges are described in our 8-Ks filed with the SEC on January 6, January 17 and January 26 of this year. You should refer to those for more details.

The charges are primarily onetime, non-recurring, and non-cash. Net income from continuing operations excluding restructuring and impairment was positive $379,000 *, or $0.01* per share, in the fourth quarter 2005.

In 2004, the same quarter, net income from continuing operations excluding restructuring and impairment and the gain on a sale of real estate was $2.7 * million or $0.09 * per share. The decrease in continuing earnings was driven by higher energy costs, $3.9 million or $0.08 per share, higher freight of $2.3 million or $0.05 per share and lower consolidated volume of $400,000 or $0.01 per share.

This was partly offset by lower fiber cost of $2 million — $0.04 a share — and $1.1 million in higher JV earnings of $0.02 a share which was reported in the equity and income of unconsolidated affiliates line on the profit statements. Versus the third quarter 2005, earnings per share were favorably impacted by $0.03 in higher pricing and $0.08 in improved profitability in tube and core converting. Earnings per share was negatively impacted by $0.01 from the expected seasonally lower volume in our 100% owned paper mills, another $0.03 from higher fuel and energy rates, $0.04 from higher freight and $0.03 in higher SG&A from the onetime charge in the foreign subsidiary that Mike covered previously.

Continuing SG&A in the fourth quarter 2005 was $29.8 million or 14.1% of sales. That included a onetime charge of $1.2 million at a foreign subsidiary, and higher back office functions partially offset by cost reductions from restructuring activities. We are continuing (indiscernible) our fixed cost structure, an environment of double-digit health care inflations, transitional pension expenses as we froze our defined benefit plan at the end of 2004 and moved to a defined contribution plan and increased infrastructure requirements to comply with current government legislation.

While we are feeling better about our progress with SG&A, we are not satisfied. In the world of paperboard we recognize that we are disadvantaged by scale but we’re focused on the industry mean of SG&A at 10% of the sales.

As you just heard, Caraustar has made progress on pricing and fixed cost but our biggest challenge in the fourth quarter was energy. As I told you last quarter, in 2004, Caraustar used 8.1 trillion BTUs in boiler fuel for our paper machines. In 2005, our boiler fuel mix — based on BTUs — was 44% oil, 31% coal, 21% natural gas, and 4% electricity. In the fourth quarter, we used 1.85 trillion BTUs of boiler fuel and 2.85 trillion BTUs of total energy. Boiler fuel represents 65% of Caraustar’s total energy consumption.

The other 35% is electricity to drive our equipment and fuel to heat our facilities.

In the fourth quarter 2005, through a combination of minor capital investment and management focus, we used 1.3% less boiler energy produced in (indiscernible) boxboards than we did in the fourth quarter 2004. However our weighted average cost per BTU went up by 56.9% and drove a $3.9 million increase in fuel and energy costs. The energy markets are very volatile. Last night [NYMEX] closed for the March contract for natural gas at $7.48 per MMBTU was less than half the price of the peak which was over $15 per MMBTU achieved in December only two months ago.

This should bode well for Caraustar in the future. However we will not realize significant savings until the second quarter because we locked up most of our energy requirements through the winter. As natural gas prices dropped from over $15 to $12 we covered approximately two-thirds of our first quarter demands.

*	See note regarding non-GAAP Financial measures and the accompanying reconciliation table following this transcript

FINAL TRANSCRIPT

EXHIBIT 99.2

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESIS.

Freight is a similar situation. Higher fuel costs combined with government imposed restrictions on driver hours increased our freight cost by $2.3 million pretax in the fourth quarter 2005 versus the fourth quarter 2004. Since June, freight fuel surcharges have doubled over $0.30 per mile. Our procurement initiatives prevented this cost from being higher and should generate additional benefit going forward.

Freight has a large impact on our raw material fiber cost in our paperboard segment and while publications have been indicating lower fiber prices recently, those prices include delivery. On a delivery basis, Caraustar’s cost in the fourth quarter 2005 averaged $96.50 a ton down to $14.50 a ton from third quarter 2005 and down $12.60 per ton versus the fourth quarter last year.

Our outlook for fiber in the first quarter is down, driven by declining publication prices and only partly offset by higher freight costs. I’ll now turn it over to Bill for to review cash flow, liquidity, debt and working capital.

Bill Nix - Caraustar - Vice President, Treasurer, and Controller

Thanks Ron. We’ve included an EBITDA line in the supplemental data sheet which will provide you with a base number for the past five quarters as we calculate it for purposes of our revolving senior credit facility. It will also provide you with the detailed calculations in the 8-Ks with today’s conference call. For the fourth quarter of 2005 EBITDA was 14.1* million which consisted of a pretax quarterly loss of 140.3 million plus interest expense of 10.4 million plus depreciation and amortization of 7.4 million, less income from unconsolidated affiliates of 9.5 million plus JV dividends of 10.5 million and plus non-cash restructuring and impairments of 135.6 million. This compares to 20.3* million for the same period a year ago and 20.5* million for the third quarter of 2005.

The primary reason for this decline in the fourth quarter 2004 to the fourth quarter 2005 was a $7 million decline in EBIT due to energy and freight increases, which Ron talked about earlier. This was partially offset by fiber decreases. As you may recall the fourth quarter of 2004 was the strongest fourth quarter that this Company had experienced since 2000, although it’s traditionally our weakest quarter.

Cash distributions were 10.5 million for the quarter from the JVs, 7.5 million from Standard Gypsum, and 3 million from PBL. For the full year 2005 the Company EBITDA was 73.5* million versus 64.5* million in 2004, with the increase led by our strongest performance from the two joint ventures. Cash distributions from the JVs increased by almost 100% from 20.3 million in 2004 to 39.5 million in 2005.

Turning to cash and available liquidity, we ended the quarter with 95.2 million of cash. That was after funding $22.9 million in interest payments, 6.3 million of capital expenditures. We repurchased $5 million of our senior subordinated notes all during the fourth quarter of ‘05.

We also sold our Hunt Valley carton plant for 15 million, of which 11 million is reflected in other current assets as restricted cash and 4 million is on the cash line. This was due to restricting the cash to affect the light (indiscernible) changed at Hunt Valley for the acquisition of the Sonoco carton plant in Charlotte for $11 million, which is reflected in other approved liabilities.

Cash permitted for the Sonoco carton plant actually will stay on January 3, 2006, the first business day of 2006.

Subsequent to year end, we sold our 50% interest in the Standard Gypsum JV to our partner Temple-Inland for $150 million plus the assumption of $29 million of debt. Caraustar guarantees supporting letter of credit for our half of the JV debt were extinguished freeing up a like amount of availability under Caraustar’s existing line of credits. At year end we had approximately $57 million of availability under the $75 million line after letters of credit. There are no drawn borrowings on the line. We continue to make progress on a new asset base revolving line of credit and we expect to have an agreement in place by the end of the first quarter 2006.

As we’ve stated on numerous occasions, we expect to use proceeds from asset sales, together with existing cash, some incremental borrowings to repay debt. And that is still our intention.

Looking at working capital briefly, controllable working capital which we defined as inventory plus accounts receivable plus accounts payable decreased on a year-over-year basis as well as when compared to the third quarter 2005. year-over-year days payable outstanding was up three days at 37 days, days inventory outstanding was down three days at 33 days and day sales outstanding was up two days at 37 days.

*	See note regarding non-GAAP Financial measures and the accompanying reconciliation table following this transcript

FINAL TRANSCRIPT

EXHIBIT 99.2

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESIS.

You will also notice line items on the balance sheet for the current assets and liabilities of discontinued operations as well as the reclassification of our investment in Standard Gypsum current assets due to its sales subsequent to year end.

At this time I’ll turn the call back over to Mike for closing comments.

Mike Keough - Caraustar - President and CEO

We feel very good about our strategic transformation plan and our accomplishments to date. The tough decision to exit nonstrategic and nonreturn base businesses is fairly public and parts of these actions are behind us, like Hunt Valley. We still hold assets for sale and because we are in the middle that process we will need to hold our cards somewhat close on this call for obvious reasons.

Even after these activities, we have the critical needed elements of financial flexibility that Bill touched upon that will come about with outstanding debt buyback. With a greatly improved balance sheet we will continue to focus on segments that will bring solid returns to our shareholders.

We intend to stand on market leading position in providing lightweight and specialty gypsum paper (indiscernible) to the wallboard industry through open just in capacity in our system and future expansion opportunities.

At the same time the Company expects to reinforce its leading positions in uncoated recycle boxboard and converting products, including pulling cartons through highly disciplined capital investments and bolt on acquisitions. We don’t give guidance but all the changes underway, I want to remind you that Caraustar will not have the earnings from Standard Gypsum. That would have been a good trick to get paid and to keep the earnings. So they will not be there in the first quarter but we will have the full interest burden until we buy back more than half of our debt.

Partially offsetting that we are seeing firmer volumes, higher pricing and lower energy in fiber cost. Unfortunately that is all I can say about the outlook at this time. At this point I would like to ask Colin to open up the call to questions and the three of us will handle your questions. Colin.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) [Bruce Kline] with Credit Suisse First Boston.

Bruce Kline - CSFB - Analyst

Just checking on the price hike in the industry or price hike. Where that stands and how you think that is faring? Is anyone not participating in that?

Ron Domanico - Caraustar - Senior Vice President and CFO

Let me handle that one. There are announcements on the uncoated side and I think you have to understand what’s out there. The announcements in the range of $40 a ton on the uncoated URB side, there is nothing out there that I’ve picked up on the CRB side. Keep in mind on the uncoated side, I think most of what’s taken place is a conversion of freight surcharges which were roughly $25 a ton into permanent price increases and then an additional $15 ton tag-on.

That’s Caraustar strategy. I think other folks are approaching it a little bit differently, but directionally, I think that is going forward which we will have. Part of that increase is booked and hopefully that will be converted from a surcharge — energy surcharge, freight surcharge — into a permanent price increase. But I feel it’s going and has life.

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EXHIBIT 99.2

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESIS.

I think there is a tube and core announcement out there with a competitor of ours; and we are in the process of evaluating that and (indiscernible) out with a public announcement about that in the near future.

Bruce Kline - CSFB - Analyst

And the timing of the CRB sale — I know you can’t say much but is it something you hope to achieve in the first half or is it more likely the second half?

Ron Domanico - Caraustar - Senior Vice President and CFO

You know on the — that was on the you said CRB, that’s on the URB side (MULTIPLE SPEAKERS) I’m sorry — you know what we announced publicly that we were going to sell and we said we would get it done clearly in the next 12 months. We know sooner works better for us but I think we just have to stay tuned.

Bruce Kline - CSFB - Analyst

And the latest thinking on the 9 7/8 callability in April. Is that still a target likely?

Bill Nix - Caraustar - Vice President, Treasurer, and Controller

We really can’t comment directly on that, but we’ve said we want to retire more than half of our long-term debt.

Ron Domanico - Caraustar - Senior Vice President and CFO

First call (indiscernible) is April 1st.

Bruce Kline - CSFB - Analyst

And the size of the bank facility extension or size of the commitment you’re looking for?

Bill Nix - Caraustar - Vice President, Treasurer, and Controller

It’s not determined at this point, but it will be larger than what we have now. Very similar asset based transaction. (MULTIPLE SPEAKERS)

Operator

Joe Stivaletti. Goldman Sachs.

Joe Stivaletti - Goldman Sachs - Analyst

I just had one numbers question which was to see if you might be able to break out the cash and the equity income that came from Standard Gypsum versus the other JV.

Ron Domanico - Caraustar - Senior Vice President and CFO

FINAL TRANSCRIPT

EXHIBIT 99.2

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESIS.

In Bill’s prepared comments, Joe, he mentioned that 7.5 million in the quarter was a cash distribution from Standard. 3 million came from Premier Boxboard Limited, and we had 10.5 million in cash distribution. And then in the income, the equity and income from unconsolidated, (indiscernible) we had $9.5 million in the quarter reported there. We actually had more cash distributed than we had reported equity income.

Joe Stivaletti - Goldman Sachs - Analyst

So do you have a similar breakdown handy on the 9.5?

Ron Domanico - Caraustar - Senior Vice President and CFO

Between that the PBL and the Standard Gypsum? Bill, do you have that?

Bill Nix - Caraustar - Vice President, Treasurer, and Controller

I don’t have it. It would have roughly been probably in the neighborhood of 6 or 7 Standard Gypsum and the balance from PBL.

Joe Stivaletti - Goldman Sachs - Analyst

And the cash number, did you give us the breakdown on cash for the full year between the two?

Bill Nix - Caraustar - Vice President, Treasurer, and Controller

The full year between the two? (MULTIPLE SPEAKERS)

Joe Stivaletti - Goldman Sachs - Analyst

It was 39.5 total. I just wondered at what (MULTIPLE SPEAKERS)

Bill Nix - Caraustar - Vice President, Treasurer, and Controller

Standard Gypsum was 26.5. PBL was 13.

Operator

Brandon Hall. Deutsche Banc.

Brandon Hall - Deutsche Banc - Analyst

Good afternoon. Wondering if you can give us maybe a little bit of granularity maybe on a run rate SG&A? I know, Ron, you said there was a chargeover in Europe and I know you’re trying to reduce that. Is there any way to do that for us?

Ron Domanico - Caraustar - Senior Vice President and CFO

I said a foreign subsidiary. It wasn’t Europe. That was $1.2 million in the quarter. And we certainly — it was a onetime adjustment for under accruals. We feel good that amount of 6 now will not recur. So you could subtract that from the 29.8 right off the top.

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EXHIBIT 99.2

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESIS.

We’re also in a process where we are implementing an ERP project. We feel very good on track both from a budget standpoint and a timing standpoint. But that is costing us probably, on an annual basis, some $2.5 to $3 million above our ongoing IT expense. We feel that’s a very good investment and the cost savings from the implementation of that system will be more than offset by the investment — excellent IRR on that.

So if you were to pull that out as well on a quarterly basis, that’s another $800,000 and that would probably be the run rate for the fourth quarter. We continue to be faced with increases in health care costs like everybody else. Those are expected to run in the low double digits for 2006. We were very successful in ‘05 in keeping that virtually flat versus ‘04 with higher employee contributions and good management of the system internally. So that is about all we can see in our crystal ball at this time.

Brandon Hall - Deutsche Banc - Analyst

That’s good. That’s perfect. Thank you. So the other one was you gave a lot of granularity on the energy usage and components in everything. I am just wondering as you look out to ‘06 and you did mention that natural gas prices have ticked down to 7.5. Just wondering if there’s any way you can get our arms around that, whether you think that’s going to start a be a benefit to you by second quarter or is it sort of flat. How do you look at that?

Ron Domanico - Caraustar - Senior Vice President and CFO

We certainly believe it will be a benefit unless we end this winter with a terrible cold freeze. With the market contract now below 7.5 and the experts who we don’t consider ourselves among believe that will continue to drift in that range and possibly lower through the second quarter into the third quarter. So we are watching that. We have no other hedges in place beyond the $12.00 for the two-thirds of our winter requirements that I mentioned in my prepared remarks. So we believe the spot prices now which are almost $4.5 per MMBTU below where we are locked in should provide a benefit.

As I said before, we spend — we use approximately 1.8 to 1.9 trillion BTUs for quarter in boiler fuel and, again, that’s about 65% of our total energy usage.

Operator

Rich Schneider. UBS.

Rich Schneider - UBS - Analyst

The price increase that you indicate in your release of $9.80, wonder if you can talk about that. You had a $25 per ton energy surcharge so wondering why it’s been as sticky in terms of that price going up. Maybe you can work it over into what is happening now with this combination price surcharge rolled into a larger price? Is that potentially going to have more success than what the energy surcharge has had?

Mike Keough - Caraustar - President and CEO

(indiscernible) One piece on the price recovery side is we talked about in the past is surcharge or be it an across the board price increase, it’s a little bit of an art and a little bit of a science. And you go back in time when the uncoated folks (indiscernible) in the middle of it, announced a surcharge, based on (technical difficulties) $25 a ton. You have to battle door-to-door and get all that you get and I think I am trying to read part of your question, one part of your question is why did you (technical difficulty) and it’s the nature of the business.

I can tell you that Q4 over Q3 our overall prices were up an additional $10 a ton. And so a lot of these increases are still flowing in just based on arrangements and what you could extract from the marketplace. I think the bigger challenge is what you have right now that’s in the form of a surcharge, is turn it into a price increase that you’ll have going forward. Some of these surcharges were put in with some trigger points based on cost of energy. And keep in mind, I think Ron touched on it, when you had energy peaking north of $15 MMBTU, we fought real hard to get that surcharge.

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EXHIBIT 99.2

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESIS.

There might have been, depending on the customer, there might have been a [peg] point that dropped below $10, $7. Whatever. There was going to be a battle in terms of potentially giving it back. If you just take a look at cost in general, it would cost to us, we believe, that a conversion from surcharge enterprise increase makes sense.

I think the tag-on of the additional $15 is also an opportunity for us to (indiscernible). So we will get all that we can get. There’s nothing out there right now on the CRB side. There’s a lot of activity on the CRB side. We’ve announced assets that we are going to sell. I think there’s another major player in the CRB business, and their marketing, their CRB business and their (indiscernible) price business so right now there’s a lot of activities in that area.

Rich Schneider - UBS - Analyst

So in the first quarter are you expecting to get anything what you already got back, because of the trigger or because of the way you are now out with the price increase you won’t have to give anything back?

Ron Domanico - Caraustar - Senior Vice President and CFO

I think we’re going to have some tough astute buyers who probably, based on language and a deal’s a deal. That very well could ask and get parts of the surcharge back. Now with that said, I think we will do a big job of converting what we have as best we can. And then the tag-on of $15, hopefully, will offset what we might get back.

Rich Schneider - UBS - Analyst

Not to belabor this but if you were up 10 in the fourth quarter roughly the February increase that you are out with, is that sort of looked at as maybe a $30 increase because you’ve already gotten 10? Or is it March, I guess it’s March.

Mike Keough - Caraustar - President and CEO

I look at it as the potential of another 15 and what you can — the key is to keep what you have. Now I said a rough $ten. I would tell you that’s for the quarter but, clearly, if you take you break it out October to November and December, the numbers were climbing. The difference between December and October on total count — I mean, our December — and one month does not tell the story but we were up somewhere in the vicinity north of $23, $24 a month. December over October.

So I see inertia going into the first quarter. But I do see a battle. If you shook hands on a surcharge and if you pegged it to a energy number a $7, $8, $9 range, are we going to have some battles on our hands. I think we will.

Rich Schneider - UBS - Analyst

In terms of SG&A, if you take out the $1.2 million charge and as you said, Ron, you’d be at 28.6 million for the quarter. What are the things that are going to impact you in the first quarter? Maybe you can go through pension expense and is that going up in ‘06. And what other items? You mentioned health care on or is it — are we going to see some inflation in the first quarter from the fourth quarter level?

Mike Keough - Caraustar - President and CEO

I’m going to let Ron handle that question but I misspoke. I said a number in the December over October up $20. It’s closer to 13, 14. I misspoke. I wish it were that good.

Ron Domanico - Caraustar - Senior Vice President and CFO

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EXHIBIT 99.2

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESIS.

Normally in the first quarter especially versus the fourth quarter we have a big uptick in FICA taxes which fall into SG&A and cost of goods sold. But seasonally, year after year, we end up seeing the first quarter about $1 million higher just for payroll taxes and benefits that aren’t in the fourth quarter due to the cutoff of those once they hit the federal limit.

Other than just the cost take out program that Mike mentioned at our third quarter conference call does have legs. We got firm programs that we are running again. Until we actually sell these discontinued operations, we are going to have trouble removing some of that SG&A from our books but we are doing every effort there.

I think what you need to do is take out that 1.2 million from Mexico and then put in probably a little bit less than a million for typical federal tax increases between Q4 and Q1. And then with the other programs we have in place, I would like to go on a limb and say we cam get another .5 million already in the first quarter.

Rich Schneider - UBS - Analyst

And in pension expense, with what you are doing there, is that expected to be flat or — ?

Ron Domanico - Caraustar - Senior Vice President and CFO

It’s expected to be flat because we implement the program in January 1 of ‘05 and so January of ‘06 should be on the same basis. We do have estimates from our actuary. It’s probably on an annualized basis maybe $800,000 a year higher. That’s on a $10 million base. Our duty changes in mortality tables and discount rate assumptions. So on a quarterly basis we will probably have $200,000 or a half a cent in higher pension charges.

Most of that, Rich, as you know is going to be in cost of sales and probably between a quarter and a third will be in SG&A.

Rich Schneider - UBS - Analyst

Last question. Looking at 2006, could you give us estimates as you currently configured as to what depreciation and capital spending you are expecting?

Ron Domanico - Caraustar - Senior Vice President and CFO

Depreciation in the discontinued Ops is approximately $7.8, $8 million. Is that right, Bill?

Bill Nix - Caraustar - Vice President, Treasurer, and Controller

Yes.

Ron Domanico - Caraustar - Senior Vice President and CFO

So you need to subtract that from the run rate where we were what. Just around 30.9.

Bill Nix - Caraustar - Vice President, Treasurer, and Controller

Should be 20 to 22, Rich.

Ron Domanico - Caraustar - Senior Vice President and CFO

What was the other question?

FINAL TRANSCRIPT

EXHIBIT 99.2

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESIS.

Rich Schneider - UBS - Analyst

CapEx.

Ron Domanico - Caraustar - Senior Vice President and CFO

CapEx, again, on the basis that we had on ‘05 excluding the discontinued Ops, I would expect it to be south of 25 but north of 20. I would get somewhere around $22 million. That does include about $2.5 million for the ERP projects I discussed. ‘06 and ‘07 should be the last years for that CapEx investment in that project. So on compared to prior years, you would say that we would be below 20 on a run rate basis.

Operator

(OPERATOR INSTRUCTIONS). Chris Chun with Deutsche Banc.

Chris Chun - Deutsche Banc - Analyst

Can you just tell us what you’re expecting in terms of an interest expense for 1Q and the rest of ‘06?

Ron Domanico - Caraustar - Senior Vice President and CFO

On an annualized basis we have about $42 million in gross interest expense. We did get the proceeds from Temple Inland, I believe on the 17th of January. Unfortunately we are still paying a lot more interest on our public debt than we are earning in the overnight market. So I would say that I would expect in the first quarter that we would be running somewhere around $10.5, $11 million in gross interest expense. Offset by, what, .5 million, a little bit more in nominal interest income. And as Bill’s comments earlier about our plan on buying back more than half of our debt, depending on which debt that is, we would expect that would go down significantly following that repurchase.

Chris Chun - Deutsche Banc - Analyst

Give us any guidance on when you be able to execute that repurchase?

Mike Keough - Caraustar - President and CEO

Could you speak up just a little? We couldn’t hear you.

Chris Chun - Deutsche Banc - Analyst

Sure. I was wondering if you could give us any guidance on when you expect to be able to execute that repurchase?

Ron Domanico - Caraustar - Senior Vice President and CFO

We haven’t given any yet so what is public is that the 9 7/8 are callable on April 1st at the earliest time.

Chris Chun - Deutsche Banc - Analyst

Then in terms of your OCC cost, could you talk a little bit about what you’re seeing there right now and, then, what you are expecting for the rest of ‘06 in the longer term?

FINAL TRANSCRIPT

EXHIBIT 99.2

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESIS.

Mike Keough - Caraustar - President and CEO

(indiscernible) if you just take a look publications clearly showed that OCC has tapered off. If you go to the yellow sheets OBM it’s the lowest OCC in that publication since January February of ‘03. What we’ve seem really since ‘02 we’ve seen a lot of volatility in the secondary fiber business. Prior to ‘02 it was pretty stable. You have to believe that China is going to come back. I think the volatility will come back.

So I don’t see OCC sitting at that $50 publication rate. That’s a high southeast number. I think you’re going to see volatility. I think we had most of the year where we were in the $80, $90 range. That’s a publication number. You have to tag on the transportation side which has been a real issue.

So I think that although it might soften a little bit more in terms of our actual costs, based on publications, I think as you get into the back end of the first quarter I think you’re going to see publications and also actual purchases start to edge up on (inaudible).

Chris Chun - Deutsche Banc - Analyst

I have a question on in terms of the pricing dynamic. You talked about some price hike in the market on the uncoated side. Assuming that those stick, I was wondering how quickly you’re able to realize that on the open market side? And then what happens to the prices on the converted products side whether you’re able to float them through and whether there’s a lag and questions like that?

Mike Keough - Caraustar - President and CEO

I think that’s a very good question. Ultimately in the type of business we are in, really, if you’re integrated it really doesn’t matter unless you get it through the converted products. So if you announce something, the Company announces a price increase and if you don’t, if you’re integrated, if it doesn’t come through then you really never materialize what you’ve announced.

In terms of how quick, a lot of it really goes back to two things. Low operating rate in the industry and just how balanced or how tight productline might be. If you have a reasonable balance I think, and if you have not only need based on margin squeeze and also pension coming from input cost, it can happen pretty quickly. You take a look at what’s happened on the containerboard side, I think that’s a good example. They have a good balance, good demand; and you have independently each statistician announced they are going to raise prices and one publication they termed it a slam dunk. We haven’t seen those in the uncoated and the CRB business in our segment. But it’s possible with better supply and demand.

And I think the uneasiness based on earnings and the fact that people are taking some sizable steps an example is (indiscernible) exiting the CRB business. Other folks thinking about doing the same thing, tells you returns have been poor. And with that, I think you can expect mill capacity to be consolidated and then you have more of a level playing field. And then going back to your quick question it will be quicker in that type of environment than what we’ve seen over the last few years.

Operator

Bill Hoffman with UBS.

Bill Hoffman - UBS - Analyst

Just a quick question on the PBL business. If you could give us some kind context on what the pricing trends are there? What your margin trends are? And also what you expect CapEx-wise for ‘06 that you just tried to get a better handle on the cash flow outlook out of that JV in ‘06?

Ron Domanico - Caraustar - Senior Vice President and CFO

FINAL TRANSCRIPT

EXHIBIT 99.2

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESIS.

Pricing in PBL which is very different than our other uncoated mills is primarily contract-driven. And as those contracts have escalators which include fiber fuel, the PPI, and a couple of other factors. So the price moves on a quarterly basis with those factors which basically secures the margins in that business.

So it’s something — the margin is pretty steady but based on fuel prices PBL is fired by coal, so it has an excellent cost profile. But we see prices as firm at PBL.

On the CapEx side we don’t have a budget that’s finalized for PBL yet. The annual meeting will be later this month. I’m sorry — (MULTIPLE SPEAKERS) later this month where we will come down on the CapEx budget. Right now we don’t envision any major change from the 2005 CapEx spending from that JV. So we continue to see the improvement from a move out of medium and into gypsum pacing paper. Medium did have a price increase of $40 a ton on February 1st and again that’s driven by publication. So PBL is doing very well.

Bill Hoffman - UBS - Analyst

Would you expect to get the same amount of cash out in ‘06 or would it be up?

Ron Domanico - Caraustar - Senior Vice President and CFO

(indiscernible) bit more because the mix from medium to gypsum facing paper continues to move toward the gypsum facing paper. And we can make more tons because it’s a 3 ply sheet instead of a 2 ply sheet, and we get a higher margin on it. So we expect an increase in ‘06 versus ‘05 at PBL.

Operator

(OPERATOR INSTRUCTIONS) David Frey with Starfield Capital.

David Frey - Stanfield Capital - Analyst

Dave Frey, Stanfield. I know you kind of touched on this already. I just wanted to clarify what you are seeing on the folding carton side as far as average price, quarter-over-quarter?

Ron Domanico - Caraustar - Senior Vice President and CFO

I didn’t put out, Dave, a price when I scrubbed the 3.1% that was a mill recycled folding volume number, Q4 over Q4 so I don’t know if you had anything in your data. I would tell you that segment to us performed very well in ‘05 and part of the price — we talked about this in the past. Sometimes you can have price actually dropping but you might be moving away from a virgin grade to a recycled grade. So your substrate cost is cheaper, less expensive going in.

I think we’re holding our own on that. I would have to give it a little bit of thought and a little more analysis. I don’t have a number in front of me right now (inaudible).

David Frey - Stanfield Capital - Analyst

I think back to a question someone else asked earlier on your confidence of this latest round of price increases, especially given it seems like you had a bit of difficulty on the fuel surcharge. On the industry utilization and your own utilization numbers, I know there’s some seasonality to that. But you guys were up in the high 90s at one point, 96, 97%.

Is that kind of the level you are expecting, taking away the seasonality of the business? Do you still think you are hovering around that level or are you at a lower kind of level?

FINAL TRANSCRIPT

EXHIBIT 99.2

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESIS.

Mike Keough - Caraustar - President and CEO

I think we reported that our numbers we finished up fourth quarter with an operating rate in the 92 and change and we see the industry 91 and change. So higher is better when it comes to operating rates. And the higher it is, the higher the probability from a price recovery standpoint.

What I do know is that you have a lot of people in the space we’re in that are struggling and not making money. I think because of that, you take a look at earnings coming out of these publicly traded companies and even a private company. I think you are going to see a good effort on this uncoated increase. I think there’s a need. Clearly Ron talked about what energy costs, clearly, he talked about what it’s doing to us on a transportation standpoint.

Although we didn’t get the full $25 we got a chunk of it and with a tag on of $15 at a minimum, we are hoping it’s going to offset any (indiscernible) back but hopefully add a little bit of margin too.

Ron Domanico - Caraustar - Senior Vice President and CFO

On the [cash] utilization front on the fourth quarter to the industry is always the lowest because of holiday downtime. Just to give you some numbers, Caraustar is operating right in the first quarter ‘05, with 98.3. And then because of the URB business we went down to 93.4% in the second quarter, 92.6. And then 92.7 in the fourth quarter so we actually felt pretty good about the fourth quarter.

The industry in the fourth quarter was at 91.8% and for the full year was at 92.5%. If your question is do we feel field that we are going to get back to the 96% utilization rate, I feel good about that especially because in the continuing operations it’s exclusively URB mills which have higher utilization rates in the CRB mills. And business is pretty firm right now.

So I’m feeling that the numbers we are reporting now are impacted by the seasonality of Q4. And that going forward, we are going to have increased utilization on the URB side.

David Frey - Stanfield Capital - Analyst

I’m surprised you are having a lot more success on the price increase side on the tube and core business. Can you talk maybe a little bit about the dynamics there and why it seems to be easier getting price increases through on that side of the business?

Ron Domanico - Caraustar - Senior Vice President and CFO

It’s the segment where you have a lot more balance. You have the top two guys with an 80% share and a third party (technical difficulty) another ten so roughly three folks in the business with 90%. And with that it appears that companies making their own decisions is more balanced from a supply and demand standpoint and because of that there’s more success rates in pricing.

Mike Keough - Caraustar - President and CEO

All three of those, David, are also vertically integrated. So the price increases that they take in their board is passed through in the converting operation.

David Frey - Stanfield Capital - Analyst

I know you touched on this a bit as well, just looking in at PBL and I guess the overall demand for gypsum facing paper you are starting to see some concerns about a slowdown in construction in ‘06 and ‘07. And what your thoughts are, the impact there might be on supply and demand for gypsum facing and therefore pricing?

Bill Nix - Caraustar - Vice President, Treasurer, and Controller

FINAL TRANSCRIPT

EXHIBIT 99.2

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESIS.

Two parts to that answer. We see the same statistics but you need to also include demand created by the unfortunates — hurricanes especially in the Southeast where we are well-positioned. There is going to be enough demand in New Orleans alone to fill the wallboard business and equally the gypsum facing paper business for at least the next three years.

The other thing I’d like to point out are the announced capacity expansions, the wallboard operations that have been made public by all of the large players. A market today of some 38 billion square feet has between 6 and 7 billion square feet of announced expansions over the next 3 to 4 years.

With all those expansions, David, there hasn’t been any announcement of expanded paper capacity. So we do feel very good about gypsum facing paper. We do recognize that there probably will be a slowdown in construction. We believe that, based on our location, our premium products, the unfortunate hurricanes that this is going to be a very strong business with high-growth rates for the foreseeable future.

David Frey - Stanfield Capital - Analyst

And I know you spoke about this in the past but are there any other opportunities you have internally to convert capacity to gypsum facing?

Bill Nix - Caraustar - Vice President, Treasurer, and Controller

I think you have to — you know we have in the past. We’ve run different machines on the gypsum facing side. We’ve set the bar real high with PBL to think on a go forward basis you have to have the right technology to do that. So inside our systems, would we moved gypsum facing to another machine? We probably wouldn’t. We still do have open capacity. We are running medium. It’s an ever-growing smaller percent but we probably in our system — and we’ve said this before — we probably have somewhere in the vicinity of 100 to 125,000 tons of capacity to run additional gypsum paper. And to do that we would have to convert different grades off of PBL and we run some grades from down to time on our Sweet Water machine.

We do believe that day is around the corner. We are working real hard. One thing. I feel very good when I take a look at our portfolio of customers in our system including Sweet Water and PBL. Clearly, not only are the numbers up but we are selling virtually everybody out there in North America that makes wallboard. We’ve grown that segment with a broader customer base.

Operator

(OPERATOR INSTRUCTIONS). Larry Clark with PCW.

Larry Clark - PCW - Analyst

Ron, question on PBL. Can you give us the consolidated revenue in EBITDA from that joint venture for the year?

Ron Domanico - Caraustar - Senior Vice President and CFO

Bear in mind it’s not consolidated. It’s shown on as a one-liner.

Larry Clark - PCW - Analyst

I understand. I meant — .

Ron Domanico - Caraustar - Senior Vice President and CFO

For ‘05, the operating income for Standard Gypsum was 62 million. It is now at 66 million. That’s 100%. Our half would be 33 roughly.

FINAL TRANSCRIPT

EXHIBIT 99.2

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESIS.

Larry Clark - PCW - Analyst

I’m talking PBL.

Ron Domanico - Caraustar - Senior Vice President and CFO

Yes and for PBL, operating income was 21 million. EBITDA was 29.1 * million. Our half of that EBITDA would have been 14.5 * or 6.

Larry Clark - PCW - Analyst

How much debt does PBL carry?

Ron Domanico - Caraustar - Senior Vice President and CFO

50 million.

Larry Clark - PCW - Analyst

Pardon me?

Ron Domanico - Caraustar - Senior Vice President and CFO

50 million. Five oh.

Operator

It appears that we have no further questions at this time.

Mike Keough - Caraustar - President and CEO

Thank, you, we appreciate your participation and look forward to talking to you soon. Thank you.

*	See note regarding non-GAAP Financial measures and the accompanying reconciliation table following this transcript

Note Regarding Non-GAAP Financial Measures

This presentation includes the following financial measures: “Income from continuing operations excluding restructuring and impairment”, “EBITDA Reconciliation”, and “Joint Venture EBITDA Reconciliation”. These items were discussed on the Company’s conference call held February 10, 2006 regarding its financial results for the three months and twelve months ended December 31, 2005. These items are not financial measures under generally accepted accounting principles in the United States. Because these items are not GAAP financial measures, other companies may present similarly titled items determined with differing adjustments. Accordingly, these measures as presented herein should not be used to evaluate the Company’s performance by comparison to any similarly titled measures presented by other companies. The Company has included these non-GAAP financial measures because it uses these measures, and believes these measures are useful, in evaluating the Company’s cash position, ability to generate cash and the performance of the businesses the Company will continue to operate. The following tables include a reconciliation of these non-GAAP financial measures with the most comparable GAAP measurement. Investors are strongly urged to review these reconciliations. In addition, the exclusion of certain adjustment items in the calculation of these non-GAAP measures does not imply that such items are non-recurring, infrequent or unusual. The Company has experienced such items in prior periods, and may experience similar items in future periods.

Carustar Industries, Inc.

Income from Continuing Operation Excluding Restructuring and Imapirment

(in thousands, except E.P.S.)

	Three months ended December 31, 2005	Three months ended December 31, 2004	Twelve months ended December 31, 2005	Twelve months ended December 31, 2004
Income (loss) from operations before income taxes and minority interest	$(40,316)	$12,503	$(29,993)	$11,444
Restructuring and impairment costs	$40,264	$2,210	$40,506	$12,649
Gain on sale of real estate	$—	$(10,323)	$—	$(10,323)

Income (loss) from operations before income taxes and minority interest excluding restructuring and impairment and sale of real estate	$(52)	$4,390	$10,513	$13,770
Tax (provision) benefit at 37.8%	$20	$(1,659)	$(3,974)	$(5,205)
Minority Interest	$411	$(39)	$273	$(184)

Income (loss) from operations excluding restructuring and impairment costs and gain on sale of real estate	$379	$2,692	$6,812	$8,381

Income (loss) per share from operations excluding restructuring and impairment costs and gain on sale of real estate	$0.01	$0.09	$0.24	$0.29

Weighted average number of shares outstanding	28,792	28,569	28,774	28,479

Carustar Industries, Inc.

Reconciliation of GAAP Income (Loss) to EBITDA

(in thousands)

	Twelve Months Ended December 31, 2005	Three Months Ended December 31, 2005	Three Months Ended September 30, 2005	Three Months Ended June 30, 2005	Three Months Ended March 31, 2005
Net Income (Loss) GAAP	$(103,386)	$(103,999)	$45	$114	$454
Plus: Tax Provision (Benefit)	$(32,256)	$(36,306)	$118	$3,519	$413
Plus: Interest Expense	$41,961	$10,393	$10,466	$10,425	$10,677
Plus: Depreciation and Amortization	$29,304	$7,359	$7,360	$7,655	$6,930
Less: Income from Unconsolidated Affiliates	$(37,043)	$(9,512)	$(9,615)	$(9,560)	$(8,356)
Plus: Distributions from Unconsolidated Affiliates	$39,500	$10,500	$12,500	$12,500	$4,000
Less Gain on Sale of Real Estate	$0
Plus: Non-Cash Restructuring and Impairment	$135,446	$135,619	$(422)	$68	$181

EBITDA (Non-GAAP)	$73,526	$14,054	$20,452	$24,721	$14,299

	Twelve Months Ended December 31, 2004	Three Months Ended December 31, 2004	Three Months Ended September 30, 2004	Three Months Ended June 30, 2004	Three Months Ended March 31, 2004
Net (Loss) Income GAAP	$(3,979)	$1,647	$(596)	$1,743	$(6,773)
Plus: Tax Provision (Benefit)	$(1,534)	$454	$79	$1,285	$(3,352)
Plus: Interest Expense	$42,160	$10,563	$10,336	$10,557	$10,704
Plus: Depreciation and Amortization	$30,089	$7,531	$8,293	$7,014	$7,251
Less: Income from Unconsolidated Affiliates	$(25,251)	$(8,441)	$(7,746)	$(6,382)	$(2,682)
Plus: Distributions from Unconsolidated Affiliates	$20,250	$8,750	$6,500	$2,500	$2,500
Less Gain on Sale of Real Estate	$(10,323)	$(10,323)	$0	$0	$0
Plus: Non-Cash Restructuring and Impairment	$13,079	$10,112	$932	$730	$1,305

EBITDA (Non-GAAP)	$64,491	$20,293	$17,640	$17,447	$8,953

Carustar Industries, Inc.

Reconciliation of Joint Venture’s GAAP Income to EBITDA

(in thousands)

Premier Boxboard Three Months Ended December 31, 2005
Net Income GAAP	$20,932

Plus: Depreciation and Amortization	$8,195

EBITDA (Non-GAAP)	$29,127

Caraustar’s 50% interest of EBITDA (Non-GAAP)	$14,564